Exhibit 99.2

www.pdl.com

Contact:

James R. Goff
Senior Director,
Investor Relations
(510) 574-1421
jgoff@pdl.com

For Immediate Release

PDL Announces Senior Management Changes

Fremont, CA, September 15, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced the following senior management changes:

•                  First, Mr. Glen Sato, Senior Vice President and Chief Financial Officer (CFO) is planning on resigning from PDL at year-end 2005 to join the life sciences practice of a leading law firm.  Effective November 2, 2005, he will no longer be an officer of the company, though he will remain on staff as an employee until the end of year to ensure a smooth transition.   Starting November 2, Mr. George Jue, PDL’s Vice President, Finance and Chief Accounting Officer, will oversee the financial organization of PDL and report directly to Mark McDade, PDL’s Chief Executive Officer, until a new CFO is hired.  Mr. Jue previously served as Corporate Controller at Scios, Inc., a biopharmaceutical company affiliated with Johnson & Johnson.  Prior to Scios, he served in various financial management positions at Roche Bioscience, at Genentech, Inc. and at Lawrence Berkeley National Laboratories.  The company has initiated a search for a new CFO to meet the needs of its growing commercial enterprise.

•                  Second, PDL’s Senior Vice President, Technical Operations, Mr. Brett Schmidli, will retire at the end of 2005.   He has served in this role since February 2002.  Prior to joining PDL, he held manufacturing and other positions at Eli Lilly and Genetics Institute.  Mr. Schmidli will continue to serve as a consultant during 2006 to provide additional guidance as the company continues to bring its new antibody manufacturing facilities operational during mid-2006.

•                  Third, Dr. Richard Murray has been promoted to the position of Senior Vice President, Chief Scientific and Technical Officer and he will now oversee all of the company’s technical operations, including manufacturing.  He was previously PDL’s Senior Vice President and Chief Scientific Officer.   Dr. Murray joined PDL’s senior team as part of the company’s acquisition of privately held Eos Biotechnology, where he was a co-founder and served as Vice President, Research.  Prior to Eos, he held several positions at DNAX Institute, a division of Schering Plough.

•                  Fourth, Mr. Eric Emery is being promoted to Vice President, Manufacturing from Vice President, Manufacturing Operations and will also serve as the Minnesota site head.  In his new role, he will report to Dr. Murray.   Mr. Emery has held several manufacturing positions at PDL since joining in 1996, and prior to that held additional manufacturing positions at Baxter.

“These management changes are consistent with our maturing organization,” said Mr. McDade.  “We thank Glen for his many contributions over the years in several key areas, most importantly building a strong financial infrastructure from which we can continue to grow.  We wish him the best as he pursues a different career path in the life sciences industry.

“We also appreciate Brett Schmidli’s many accomplishments, including overseeing the on-budget, on-time build-out of our new commercial-scale antibody production facility in Brooklyn Park, and helping to build the overall technical operations team from a small nucleus in Minnesota to a significant multi-site and multi-disciplinary effort.  We are pleased he will continue to help us in the coming year and wish him well in his future endeavors,” added Mr. McDade.  “At the same time, we are also pleased to promote Dr. Richard Murray, who has successfully overseen much of the growth and scale up of our research and process development, and Eric Emery, who will step up to play a pivotal role in manufacturing, specifically at our Minnesota site.”

About PDL

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer. PDL markets several biopharmaceutical products in the United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products. Further information on PDL is available at www.pdl.com.

Protein Design Labs and the PDL logo are registered U.S. trademarks of Protein Design Labs, Inc.

#  #  #